Exhibit 16.1

March 25, 2011

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:         Soupman, Inc.
File No.:  0-53943

We have read the statements under Item 4.01 of the Current Report on Form 8-K/A to be filed with the Securities and Exchange Commission on March 28, 2011 regarding the change of auditors. We agree with all statements pertaining to us.

/s/ MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas